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                                                                 EXHIBIT 3.1

                       AMENDMENT TO ARTICLES OF INCORPORATION

                                         OF

                             COLOR SPOT NURSERIES, INC.


                           PURSUANT TO SECTION 242 OF THE
                          DELAWARE GENERAL CORPORATION LAW

     COLOR SPOT NURSERIES, INC., a corporation organized under the laws of the State of Delaware (the "Corporation"), does hereby certify:

     1.   The name of the Corporation is COLOR SPOT NURSERIES, INC.

     2. The Board of Directors and stockholders of the Corporation on January 27, 1999 and March 17, 1999, respectively, duly adopted the following amendment to the Corporation's Articles of Incorporation pursuant to Section 242 of the Delaware General Corporation Law providing that Section 5 of
Article V of the Corporation's Articles of Incorporation is amended to read in its entirety as follows:


                                     ARTICLE V

                                     * * * * *

          Section 5. STOCKHOLDER ACTION. Except as otherwise prescribed by law and subject to the rights of holders or any class or series of Preferred Stock, special meetings of stockholders of the Corporation, for any purpose or purposes, may be called only by the Chairman of the Board, if there be one, the President, or the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors and shall be called by the Secretary or any Assistant Secretary, if there be one, at the request in writing of a majority of the entire Board of Directors or by holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize such action; provided, however, that any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice, and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Any such consent may be in counterparts and shall bear the date of signature of each stockholder who signs the consent. No such consent shall be effective to take any action unless, within sixty days following the date of the earliest


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signature thereon, the consent or counterparts thereof, bearing the signatures of holders of stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted to take such action, are delivered to the Corporation by delivery to its principal place of business o to the secretary of the Corporation. Any action taken pursuant to such consent shall be effective, as of the date of the last signature thereon needed to make it effective, unless otherwise provided in the consent. All counterparts of such consent necessary to make it effective shall be filed with the minutes of proceedings of the stockholders.


                                     * * * * *

     3. The number of shares of the Corporation's stock voted in favor of the foregoing amendment by each voting group entitled to vote separately on the amendment was sufficient for approval by such voting group.